Exhibit 99.1

Aclaris Therapeutics Reports Third Quarter 2015 Financial Results

Malvern, PA — November 18, 2015 (GLOBE NEWSWIRE) — Aclaris Therapeutics, Inc. (NASDAQ: ACRS), a clinical-stage specialty pharmaceutical company, today announced financial results for the third quarter ended September 30, 2015.

“We are very pleased with the completion of our initial public offering in early October, including the exercise in full of the underwriters’ option to purchase additional shares.  The additional capital will provide Aclaris the ability to advance our proprietary pipeline, including our lead drug candidate A-101 for seborrheic keratosis, as we execute on our strategy to build a fully integrated dermatology company,” said Dr. Neal Walker, President and Chief Executive Officer of Aclaris.

Business Highlights and Recent Developments

•                  Completed $40 million private financing.  On September 9, 2015, Aclaris announced the completion of a $40 million Series C preferred stock financing.  The financing was led by RA Capital Management, LLC, Cormorant Asset Management, LLC, Rock Springs Capital Management LP, Aperture Venture Partners and Mossrock Capital LLC.  Existing investors Vivo Capital, Fidelity Biosciences, and Sofinnova Ventures also participated in the financing.

•                  Signed a license agreement for JAK inhibitors to treat skin disorders.  Also on September 9, 2015, Aclaris announced that its wholly-owned subsidiary, Aclaris Therapeutics International Limited (ATIL), and Rigel Pharmaceuticals, Inc. (Rigel) entered into an exclusive, worldwide license agreement for the development and commercialization of Rigel’s JAK inhibitor compounds for the treatment of alopecia areata and other dermatological conditions.

•                  Completed initial public offering (IPO) of common stock. On October 13, 2015, Aclaris closed its IPO, in which the company sold 5,750,000 shares of its common stock at a price to the public of $11.00 per share, which included the exercise in full by the underwriters of their option to purchase up to 750,000 additional shares of common stock. The aggregate net proceeds to Aclaris, after deducting underwriting discounts and commissions and offering expenses, were $56.6 million.

Financial Results

•                  Liquidity and Capital Resources. As of September 30, 2015, Aclaris had aggregate cash, cash equivalents and marketable securities of $38.4 million, compared to $16.6 million as of December 31, 2014. These amounts do not include $56.6 million in net proceeds from the closing of its IPO in October.

•                  Operating Expenses. Total operating expenses for the third quarter of 2015 were $10.6 million, compared with $2.7 million for the third quarter of 2014.

•                  Research and development expenses were $9.4 million for the third quarter of 2015, compared with $2.1 million for the third quarter of 2014. The increase was largely attributable to an $8.0 million upfront payment to Rigel in connection with ATIL’s license of JAK inhibitors from Rigel discussed above, partially offset by a $0.7 million decrease in direct costs associated with Aclaris’s three Phase 2 clinical trials of its lead drug candidate, A-101.

•                  General and administrative expenses were $1.2 million for the third quarter of 2015, compared with $0.6 million for the same period in 2014. The increase was primarily related to the formation of ATIL, an increase in market research expenses, payroll-related expenses due to increased headcount and professional fees for accounting and auditing services.

•                  Net Loss Attributable to Common Stockholders.  Net loss attributable to common stockholders was $11.6 million for the third quarter of 2015, compared to $3.1 million for the third quarter of 2014. Net loss attributable to common stockholders includes accretion of convertible preferred stock to redemption value, as well as cumulative dividends on convertible preferred stock.  Upon the closing of the IPO in October, all outstanding shares of convertible preferred stock were converted to common stock.

About Aclaris Therapeutics, Inc.

Aclaris is a clinical-stage specialty pharmaceutical company focused on identifying, developing, and commercializing innovative and differentiated drugs to address significant unmet needs in dermatology. The company is based in Malvern, Pennsylvania.

For additional information, please visit the company’s website at www.aclaristx.com.

Cautionary Note Regarding Forward-Looking Statements

The statements in this press release that are not historical facts constitute “forward-looking statements” that involve risks and uncertainties and are made pursuant to the Private Securities Litigation Reform Act of 1995.  These forward-looking statements include expectations regarding the clinical development of Aclaris’s drug candidates and its strategy of seeking to build a fully integrated dermatology company.  The achievement or success of the matters covered by such forward looking statements involve risks, uncertainties and assumptions, and if any such risks or uncertainties materialize or if any of the assumptions prove incorrect, Aclaris’s results could differ materially from the results expressed or implied by the forward-looking statements it makes. Further information on the factors that could affect Aclaris’s results is included in its Quarterly Report on Form 10-Q that will be filed for the quarter ended September 30, 2015 and other filings it makes with the Securities and Exchange Commission from time to time. These documents are available on the ‘Financial Information’ section of the Investors page of Aclaris’s website at http://www.aclaristx.com.  The statements made in this release are based on information available to Aclaris as of the date of this release, and it assumes no obligation and does not intend to update these forward-looking statements, except as required by law.

Aclaris Therapeutics, Inc.

Condensed Consolidated Statements of Operations (Unaudited)

(in thousands, except share and per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014
Revenue	$—	$—	$—	$—
Operating expenses:
Research and development	9,408	2,097	12,937	4,453
General and administrative	1,232	565	2,928	1,478
Total operating expenses	10,640	2,662	15,865	5,931
Loss from operations	(10,640)	(2,662)	(15,865)	(5,931)
Interest income	7	5	16	11
Net loss	(10,633)	(2,657)	(15,849)	(5,920)
Accretion of convertible preferred stock	(995)	(479)	(2,353)	(1,394)
Net loss attributable to common stockholders	$(11,628)	$(3,136)	$(18,202)	$(7,314)
Net loss per share attributable to common stockholders, basic and diluted	$(5.11)	$(1.75)	$(8.44)	$(4.36)
Weighted average common shares outstanding, basic and diluted	2,274,617	1,794,909	2,155,685	1,675,976

Aclaris Therapeutics, Inc.

Selected Consolidated Balance Sheet Data (Unaudited)

(in thousands)

	September 30, 2015	December 31, 2014
Cash and cash equivalents	$25,419	$10,757
Marketable securities	12,986	5,891
Total assets	42,087	17,377
Total current liabilities	1,897	1,451
Total liabilities	1,900	1,455
Total stockholders’ deficit	(38,118)	(20,755)

Contact:

Aclaris Contact

Frank Ruffo

Chief Financial Officer

484-324-7933

investors@aclaristx.com

Investor Contact

Patricia L. Bank

Westwicke Partners

Managing Director

415-513-1284

patti.bank@westwicke.com

Media Contact

Mike Beyer

Sam Brown, Inc.

312-961-2502

mikebeyer@sambrown.com